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[LOGO]                                                            W.H. BRADY CO.

                                                                    NEWS RELEASE

                                           For more information contact:
                                           -----------------------------
                                           Laurie Bernardy (414) 438-6880 or
                                           Carole Herbstreit (414) 438-6882
FOR IMMEDIATE RELEASE

W.H. Brady Co. to change its name to Brady Corporation
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MILWAUKEE (July 28, 1998)--The Board of Directors of W.H. Brady Co. (Nasdaq:
BRCOA), an international identification, safety, graphic systems and specialty tape manufacturer, today approved a resolution to change the company's name to Brady Corporation. Brady USA, Inc., a subsidiary within the Brady companies, will also change its name to Brady Worldwide, Inc. Both changes will take effect at the start of the Company's new fiscal year on August 1, 1998.

     "As a company that's operating on a global stage to provide high-performance products and services, Brady needs a strong identity which communicates the quality, innovation and global reach that we represent," stated Katherine M. Hudson, president and chief executive officer. "W.H. Brady Co. was named after the company founder, William H. Brady. While the name has served us well through the years, the name Brady Corporation reflects our growth from a private, small company founded in 1914 to a publicly traded, international business."

     With the changes, investors, customers and others can look forward to finding the company in directories and indexes under the letter "B" rather than the inconsistent "W" and "B" placements experienced in the past.

     Brady USA, Inc., which will be named Brady Worldwide, Inc., includes the company's Industrial Solutions and Specialty Tapes, Coated Products, Signmark(R), Software Products, Graphic Solutions and Radio Frequency Identification units in the United States.

     "As we continue our growth strategies of global expansion and increased market penetration, along with new product development and acquisitions and joint ventures, these business units are providing more and more solutions to customers throughout the world," stated Hudson. "Brady Worldwide more accurately reflects the commitment of these U.S.-based operations to serve the global marketplace."

     Brady is an international manufacturer of industrial identification, safety, graphics and precision tape products. It markets more than 30,000 products including high-performance labels, printing systems, data-collection systems, software, signs and specialty tapes. It employs about 2,700 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady's sales in fiscal 1997, ending July 31, 1997, were $426 million. The company plans to report its fiscal 1998 results September 11.

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